EXHIBIT 23.05

CONSENT OF THE ORR GROUP

We consent to the references to our firm under the caption “Description Of The Merger Transaction—Opinion of The Orr Group” in the Registration Statement on Form S-4 being filed with the Securities and Exchange Commission by Capital Bank Corporation in connection with the proposed merger of Capital Bank Corporation with High Street Corporation, pursuant to a Merger Agreement and Plan of Merger dated May 1, 2002.

THE ORR GROUP

By:	/s/ LANEY G. ORR, III
Laney G. Orr, III Managing Director

July 3, 2002